Exhibit 10.6

Form of Retention Bonus Agreement

[Aebi Schmidt letterhead]

[name]
[address]

Frauenfeld, [date]

Retention Bonus Agreement

Dear [name],

Reference is made to the envisaged merger by and among The Shyft Group, Inc., Aebi Schmidt Holding AG (the "Company"), ASH US Group, LLC and Badger Merger Sub, Inc.

We consider your role to be crucial for a successful merger respectively integration following the merger. In this context, the Company seeks to encourage you to remain employed for at least three years following closing, i.e. until 30.06.2028 (the "Reference Date").

In this context, the Company would like to propose you to enter into this retention bonus agreement (the "Agreement"), subject to the terms set out below and valid as of your countersigning, in order (i) to reward the exceptional performance of you over the last months in light of your substantial workload, (ii) to retain you by incentivizing you with equity grants to continue to serve in the combined company, and (iii) to align your incentives with those of shareholders in view of your upcoming duties as part of the leadership of the combined company.

1	Bonus

The Company will grant you a discretionary bonus in the amount of [value] gross, corresponding to [number] of Aebi Schmidt shares with a par value of USD 1.00 (after share split and capital increase) (such shares generally "Aebi Schmidt Common Stock", and such grant the "Grant"), that will be restricted as set out under Section 5.

2	Conditions / Clawback

(a)	The Grant is subject to the following conditions:

i.
the condition precedent that the capital increase resolved on 13 February 2025 for the purposes of the merger with the Shyft group has been registered with the Commercial Register of the Canton of Thurgau;

ii.	you do not resign from your employment agreement as of a date that lies before the Reference Date (i.e. the last day of your employment is not before or at the Reference Date);

iii.
your employment agreement is not terminated by the Company for Gross Misconduct (as defined in Section 3 below) before the Reference Date (i.e. the last day of your employment is not before or at the Reference Date);

iv.
you perform all responsibilities and tasks which are assigned to you to the best of your ability with all due care and diligence and in compliance with the directives of the Company until the Reference Date;

v.	you actually perform your work (i.e., there are no periods of inability to work exceeding 12 weeks [vacation excluded] in total before the Reference Date); and

vi.	you continue to comply with the obligations in your employment agreement and applicable policies of the Company at all times until the Reference Date.

(b)
In case any of these conditions are not fulfilled, no Grant will be made respectively the Grant will be forfeited and you will cause each of your Permitted Transferees to return any Aebi Schmidt Common Stock received under the Grant in full (clawback), with any tax burden on your side to be borne by you.

(c)
For the avoidance of doubt, if the Company terminates your employment agreement for other reason than Gross Misconduct at any time before the Reference Date, you will remain entitled to the Grant if all other conditions are met and the shares will become immediately vest at the end of your employment.

3	Gross Misconduct

For the purposes of this Agreement, "Gross Misconduct" means a termination of your employment agreement by the Company for any of the following reasons:

(a)	any cause within the meaning of article 337 or art. 340c Swiss Code of Obligations;

(b)	failure to substantially perform your duties to the Company (other than as a result of incapacity) for a period of 10 days following receipt of written notice from the Company of such failure;

(c)	any serious breach of your employment agreement and/or any harm to the reputation of the Company; or

(d)	any behavior causing a financial or other damage to the Company.

4	Delivery of Shares

(a)
The Aebi Schmidt Common Stock under the Grant shall be delivered promptly after the condition precedent set out in Section 2(a)i is fulfilled, provided that all other conditions set out in Section 2 are fulfilled.

(b)
The Grant shall be made after deduction of all applicable social security contributions and, as the case may be, of any payroll taxes or other deductions which might be due pursuant to the legislation and regulations applicable to such payment (the "Deductions"). The Deductions will be deducted from your salary.

5	Confidentiality Undertaking

The terms of this Agreement are to remain strictly confidential. You agree not to disclose the content of this Agreement to any other person, with the exception of your immediate family and legal counsel or tax accountants solely for the purpose of obtaining professional advice relating thereto, or ordered by a court of competent jurisdiction. You agree that should you act in violation of this confidentiality obligation, you will not be entitled to any payment from the Company under this Agreement.

6	Written Form

This Agreement may not be modified or amended except by written amendments duly executed by the Company and you. This requirement of written form can only be waived in writing.

7	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by Swiss law (excluding conflict of law rules) in all respects.

(b)	The courts competent according to article 34 Swiss Civil Procedure Code shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.

* * * * *

When signing this Agreement, retain a signed copy for your records and return the other one as acceptance of it to [contact person] within 5 days after receiving it at the latest. In such event, the terms and condition of this Agreement will become as of the return date fully applicable to your employment with the Company.

We would like to take this opportunity to thank you for your contribution to the Company to date, and we look forward to your ongoing support and commitment.

Please contact us if you have any questions regarding this Agreement.

Yours sincerely,

Aebi Schmidt Holding AG

Name:	Name:
Function:	Function:

Place, date:

[name]